Exhibit 99.01
FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

August 14, 2012

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER RESULTS
Investment in WirelessDx Continues to Impact Operating Results

Fitchburg, MA
Arrhythmia Research Technology, Inc. (the “Company”) (NYSE MKT: HRT) and its subsidiaries reported total revenue of $4,977,000 and net loss of $1,040,000 for the three months ended June 30, 2012 compared to total revenue of $6,018,000 and net loss of $255,000 for the same quarter of 2011. Net loss per share for the three months ended June 30, 2012 was $0.37 per share compared to $0.09 loss per share for the same period in 2011.
For the six months ended June 30, 2012, total revenue was $11,282,000 and net loss was $1,416,000 as compared to total revenue of $12,201,000 and net loss of $227,000 for the same period in 2011. Net loss per share for the six months ended June 30, 2012 was $0.51 as compared to loss per share of $0.08 for the same period in 2011.

James E. Rouse, the Company's President and CEO, commented, “In the second quarter Micron Products' sensor and custom products sales revenues were down as compared to the same period in 2011. Although Micron had higher sensor volume, 3% in the quarter and 13% year to date, compared to last year the drop in the market price of silver resulted in a 37% and 21% reduction in silver surcharge billed in the second quarter and year to date, respectively, as compared to 2011. Micron's custom molding and manufacturing division sales were off by 11% and 10%, respectively, in the second quarter and year to date. This decrease has been caused solely by the dramatic decline, 75% and 62%, respectively, in the second quarter and year to date, in defense related product sales. Sales of medical and automotive products increased; however, did not offset the loss in defense related product sales. We expect to see medical and automotive product sales continue to increase for the balance of the year.
The net loss of $.37 per share in the quarter was primarily a result of the Company's continued investment in WirelessDx, our start-up medical services subsidiary. Although patient referrals to WirelessDx have increased for the seventh consecutive quarter, expenditures for capital equipment, sales and marketing, overhead and operations personnel continue to significantly outpace revenues. As a result of the slower than expected pace to profitability by WirelessDx, management and the Company’s Board of Directors are exploring strategic alternatives for the WirelessDx subsidiaries, including the sale of all or some portion of its assets.
The Board and management believe that it is in the best interest of the stockholders and the Company to concentrate its resources as well as development efforts within our core manufacturing competencies.”

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.WirelessDx.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer delivery requirements; ability to market WirelessDx services, manage the timing of investment in operational infrastructure and ability to accelerate the pace of revenues from customer implementation; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.